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                                                                   Exhibit 3.1


                           ARTICLES OF INCORPORATION

                                       OF

                        SPECIALTY TELECONSTRUCTORS, INC.

                              A Nevada Corporation

     I, the undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, to do business both within and without the State of Nevada, do make and file these Articles of Incorporation hereby declaring and certifying that the facts herein stated are true:

                                  ARTICLE ONE
                                      NAME

     The name of the Corporation is Specialty Teleconstructors, Inc.

                                  ARTICLE TWO
                     RESIDENT AGENT AND REGISTERED OFFICE

     Section 2.01 Resident Agent and Registered Office. The name and address of
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its resident agent for the service of process is The Corporation Trust Company of Nevada. The location of the corporation's registered office in the State of Nevada is One East First Street, Reno, County of Washoe, Nevada 33501.

                                 ARTICLE THREE
                                SHARES OF STOCK

     Section 3.01 Number and Class.  The amount of the total authorized capital
                  ----------------
stock of this corporation is TEN MILLION (10,000,000) shares, par value one cent ($0.01) per share, designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

     The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

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                                  ARTICLE FOUR
                                   DIRECTORS

     Section 4.01 Governing Board.  The members of the governing board of the
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corporation shall be styled directors.

     Section 4.02 Initial Board of Directors.  The initial Board of Directors
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shall consist of one (1) of the Board of Directors and are as follows:

     NAME                                   ADDRESS
     ----                                   -------

     Michael R. Budagher                    12001 North Highway 14
                                            Cedar Crest, New Mexico 87008

     These individuals shall serve as Directors until the first annual meeting of the stockholders or until their successors shall have been elected and qualified.

     Section 4.03 Change in Number of Directors.  The number of directors may be
                  -----------------------------
increased or decreased by a duly adopted amendment to the Bylaws of the corporation.

                                  ARTICLE FIVE
                                 INCORPORATORS

     The name and address of the incorporator is Robert A. Forrester, 1215 Executive Drive West, Suite 102, Richardson, Texas 75081.

                                  ARTICLE SIX
                       DIRECTORS' AND OFFICERS' LIABILITY

     A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability or a director or officer of the corporation for acts or omissions prior to such repeal or modification.

                                 ARTICLE SEVEN
                                   INDEMNIFY

     Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact he, or a person of whom he is the

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legal representative, is or was a director, or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liabilities and loss (including attorneys' fees, judgments, fines and amount paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, shit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking b or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officer or representatives ma have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provisions of law, or otherwise, as well as their rights under this Article.

     Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

     IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of April, 1994, hereby declaring and certifying that the facts stated hereinabove are true.



   /s/ Robert Forrester
-----------------------------------
Incorporator

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                                 ACKNOWLEDGMENT
                                 --------------

STATE OF TEXAS      )
                    )   ss.
COUNTY OF DALLAS    )

     On this 8 day of April, 1994, personally appeared before me, a Notary Public, Robert Forrester, who acknowledged to me that he executed the foregoing instrument.



(Notarial Seal)                                   /s/ Shirley Davis
                                             --------------------------------
                                             Notary Public in and for said
                                             County and State
                                             My Commission expires: 8-18-96

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